Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statement of Live Ventures Inc. for the nine months ended June 30, 2022 and for the year ended September 30, 2021

Introduction

Kinetic Acquisition

On June 28, 2022, Precision Marshall (“Precision”) acquired 100% of the issued and outstanding shares of common stock of The Kinetic Co., Inc. (“Kinetic”), a Wisconsin corporation, which was accomplished through a Purchase Agreement (the “Purchase Agreement”). In connection with the Purchase Agreement, Precision also entered into a Real Estate Purchase Agreement with Plan B-6, LLC, an affiliate of Kinetic, pursuant to which Precision received all of Kinetic's right, title, and interest in and to the land and improvements (collectively, the “Real Estate”) that Kinetic uses in its operations. The combined purchase price, which is subject to certain post-closing adjustments, for the Kinetic shares and Real Estate was approximately $24.6 million, which was funded with borrowings under the Company’s credit facility, proceeds from sale-leaseback of the Real Estate, a subordinated promissory note to in the amount of $3.0 million to the Seller of Kinetic, contingent earn-out liability, valued at $997,000, and cash on-hand.

As of the date of acquisition, Precision entered into a sale and leaseback agreement with a third-party, independent of the Kinetic sellers, for the Real Estate. The sale price of the Real Estate was approximately $8.9 million, subject to closing fees of approximately $547,000.

The provisions of the lease agreement include a 20-year lease term with two five-year renewal options. The base rent under the lease agreement is $50,000 per month for the first year of the term and a 2% per annum escalator. The Lease Agreement is a “net lease,” such that the lessees are also obligated to pay all taxes, insurance, assessments, and other costs, expenses, and obligations of ownership of the Real Property incurred by Moss. Due to the highly specialized nature of the leased assets, the Company currently believes that it is more likely than not that each of the two five-year options will be exercised. The proceeds, net of closing fees, from the sale-leaseback were used to assist in funding the acquisition of Kinetic.

Proforma information

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results of the Company. Because the Company's balance sheet filed in its 10-Q, dated June 30, 2022, included the acquisition of Kinetic, no proforma balance sheet is being presented in accordance with Article 11-02(c)(1).

The unaudited pro forma condensed combined financial information does not give effect to any operating or revenue synergies that may result from the merger or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined Company's financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates.

If the transaction had occurred on October 1, 2020, the pro forma statement of operations for the year ended September 30, 2021 would have reflected net income of approximately $34.7 million. Pro forma basic and diluted income per share would have increased by $2.25 and $1.11, respectively, to $22.17 and $10.91 per common share. Additionally, the pro forma statement of operations for the nine months ended June 30, 2022 would have reflected net income of approximately $26.5 million. Pro forma basic income per share would have increased by $0.37 to $8.48 per common share, and diluted income per share would have increased $0.37 per common share to $8.38 per common share.

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2021

(dollars in thousands, except per share amounts)

	Live Historical	Kinetic Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$272,981	$22,579	$—		$295,560
Cost of revenues	173,518	14,313	—		187,831
Gross profit	99,463	8,266	—		107,729

Operating expenses:
Sales, general and administrative expenses	63,673	4,450	(141)	a	67,982
Total operating expenses	63,673	4,450	(141)		67,982
Operating income	35,790	3,816	141		39,747
Other (expense) income:
Interest expense, net	(5,205)	(19)	(418)	a	(5,642)
Gain on Payroll Protection Program loan forgiveness	6,150	—	—		6,150
Gain on bankruptcy settlement	1,765	—	—		1,765
Other income (expense)	1,179	—	—		1,179
Total other income, net	3,889	(19)	(418)		3,452
Income before provision for income taxes	39,679	3,797	(277)		43,199
Provision for income taxes	8,662	—	—		8,662
Net income	31,017	3,797	(277)		34,537
Net income attributable to non-controlling interest	180	—	—		180
Net income attributable to Live stockholders	$31,197	$3,797	$(277)		$34,717

Loss per share:
Basic	$19.92				$22.17
Diluted	$9.80				$10.91

Weighted average common shares outstanding:
Basic	1,566,288				1,566,288
Diluted	3,182,546				3,182,546

LIVE VENTURES INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 2022

(dollars in thousands, except per share amounts)

	Live Historical	Kinetic Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$213,133	$15,418			$228,551
Cost of revenues	138,215	10,678			148,893
Gross profit	74,918	4,740	—		79,658

Operating expenses:
Sales, general and administrative expenses	50,198	3,365	(106)	a	53,457
Total operating expenses	50,198	3,365	(106)		53,457
Operating income (loss)	24,720	1,375	106		26,201
Other (expense) income:
Interest expense, net	(2,549)	(1)	(313)	a	(2,863)
Loss on debt extinguishment	(84)		—		(84)
Loss on disposal of fixed assets	(444)				(444)
Loss on write-off of ROU asset	(522)				(522)
Gain on bankruptcy settlement	11,352				11,352
Other income	751		—		751
Total other (expense) income, net	8,504	(1)	(313)		8,190
Income (loss) before provision for income taxes	33,224	1,374	(207)		34,391
Provision for income taxes	7,848		—		7,848
Net income	25,376	1,374	(207)		26,543
Net income attributable to non-controlling interest	—	—	—		—
Net income (loss)	$25,376	$1,374	$(207)		$26,543

Income (loss) per share:
Basic	$8.11				$8.48
Diluted	$8.01				$8.38

Weighted average common shares outstanding:
Basic	3,128,813				3,128,813
Diluted	3,169,258				3,169,258

LIVE VENTURES INCORPORATED

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

The unaudited pro forma condensed combined financial statements are based on Live’s and Kinetic's historical financial statements as adjusted to give effect to the acquisition of Kinetic.

The unaudited pro forma combined statements of operations for the year ended September 30, 2021 gives effect to the Kinetic acquisition as if it had occurred on October 1, 2020. Live’s fiscal year was October 1, 2020 to September 30, 2021, and the combined proforma statement of operations represents this period.

The unaudited pro forma combined statements of operations for the nine months ended June 30, 2022 gives effect to the Kinetic acquisition as if it had occurred on October 1, 2020. The statement of operations for “Live Historical” includes proforma financial results for the period of October 1, 2021 to June 30, 2022 and include the actual financial results of Kinetic for the period of June 29, 2022 through June 30, 2022, as the transaction closed on June 28, 2022. The statement of operations for “Kinetic Historical” includes the actual results for Kinetic for the period of October 1, 2021 to June 28, 2022.

Note 2. Preliminary purchase price allocation

The following table shows the preliminary allocation of the purchase price for Kinetic to the acquired identifiable assets, liabilities assumed and pro forma goodwill (dollars in thousands):

Total purchase price	$24,642
Accounts payable	2,592
Accrued liabilities	1,622
Total liabilities assumed	4,214
Total consideration	28,856
Cash	287
Accounts receivable	3,073
Inventory	6,958
Property, plant and equipment	12,855
Intangible assets	1,000
Other assets	2,501
Total assets acquired	26,674
Total goodwill	$2,182

Note 3. Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Reflects adjustments for (1) amortization expense of definite-lived intangible assets based on the preliminary fair value at the acquisition date, (2) interest expense to include proforma interest expense that would have been incurred as a result of the acquisition financing obtained by the Company, and (3) certain other expenses to reflect the post-acquisition operating environment.